EXHIBIT 5.1

June 8, 2006

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sequenom, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 7,416,253 shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), including (i) up to 7,282,158 shares of Common Stock (the “2006 EIP Shares”) reserved for issuance under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), which includes shares of Common Stock previously reserved for issuance under the Company’s 1999 Stock Incentive Plan, and (ii) 134,095 shares of Common Stock (the “ESPP Shares”) reserved for issuance under the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and its Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 EIP Shares, when sold and issued in accordance with the 2006 Plan, and the ESPP Shares, when issued and sold in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck